Exhibit 99.1

10990 Roe Avenue
Overland Park, KS 66211
Phone 913 696 6108 Fax 913 696 6116

News Release

YRC Worldwide Provides Quarter-To-Date Operating Data for Third Quarter 2018

OVERLAND PARK, Kan., September 12, 2018 — YRC Worldwide Inc. (NASDAQ: YRCW) reported certain operating metrics for the first two months of third quarter 2018.

At YRC Freight, July 2018 tonnage per day decreased approximately 3.8% compared to July 2017 and August 2018 tonnage per day decreased approximately 3.1% compared to August 2017. Quarter-to-date through August 2018, revenue per hundredweight increased approximately 7.0% compared to a year ago. Revenue per shipment increased approximately 7.8% quarter-to-date through August 2018, compared to the same period last year.

At the Regional segment, July 2018 tonnage per day decreased approximately 6.3% compared to July 2017 and August 2018 tonnage per day decreased approximately 3.4% compared to August 2017. Quarter-to-date through August 2018, revenue per hundredweight increased approximately 8.3% compared to a year ago. Revenue per shipment increased approximately 11.3% quarter-to-date through August 2018, compared to the same period last year.

Additionally, as previously reported, third quarter results will include a non-union pension settlement charge of $7.2 million at YRC Freight. The non-cash settlement charge is related to the payment of lump sum benefits in 2018, which are paid from plan assets and therefore do not impact the Company’s cash balance or liquidity. The non-cash pension settlement charge is excluded from operating income and Adjusted EBITDA, consistent with the Company’s term loan agreement.

“Our results are consistent with our strategy to focus on yield improvements and secure the optimal freight mix for our network. While our revenue per hundredweight statistics remain strong at each of our operating companies, they are being offset by the impacts of additional heavier-weight shipments in our network. We believe our ongoing commitment to reinvest in our equipment will position us to effectively deliver quality solutions to our customers and continue to meet the sustaining demand for freight services in this strong economic environment,” commented Darren Hawkins, chief executive officer of YRC Worldwide Inc.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as “will,” “expect,” “intend,” “anticipate,” “believe,” “could,” “should,” “may,” “project,” “forecast,” “propose,” “plan,” “designed,” “estimate,” “enable,” and similar expressions which speak only as of the date the statement was made are intended to identify forward-looking statements. Forward-looking statements are inherently uncertain, are based upon current beliefs, assumptions and expectations of Company management and current market conditions, and are subject to significant business, economic, competitive, regulatory and other risks, uncertainties and contingencies, known and unknown, many of which are beyond our control. Our future financial condition and results could differ materially from those predicted in such forward-looking statements because of a number of factors, including (without limitation): general economic factors; business risks and increasing costs associated with the transportation industry; competition and competitive pressure on pricing; the risk of labor disruptions or stoppages; increasing pension expense and funding obligations subject to interest rate volatility; increasing costs relating to our self-insurance claims expenses; our ability to finance the maintenance, acquisition and replacement of revenue equipment and other necessary capital expenditures; our ability to comply and the cost of compliance with, or liability resulting from violation of, federal, state, local and foreign laws and regulations including (without limitation) labor laws and laws and regulations regarding the environment; impediments to our operations and business resulting from anti-terrorism measures; the impact of claims and litigation expense to which we are or may become exposed; failure to realize the expected benefits and costs savings from our performance and operational improvement initiatives; our ability to attract and retain qualified drivers and increasing costs of driver compensation; a significant privacy breach or IT system disruption; risks of operating in foreign countries; our dependence on key employees; seasonality; shortages of fuel and changes in the cost of fuel or the index upon which we base our fuel surcharge and the effectiveness of our fuel surcharge program in protecting us against fuel price volatility; our ability to generate sufficient liquidity to satisfy our cash needs and future cash commitments, including (without limitation) our obligations related to our indebtedness and lease and pension funding requirements, and our ability to achieve increased cash flows through improvement in operations; limitations on our operations, our financing opportunities, potential strategic transactions, acquisitions or dispositions resulting from restrictive covenants in the documents governing our existing and future indebtedness; our failure to comply with the covenants in the documents governing our existing and future indebtedness; fluctuations in the price of our common stock; dilution from future issuances of our common stock; our intention not to pay dividends on our common stock; that we have the ability to issue preferred stock that may adversely affect the rights of holders of our common stock; and other risks and contingencies, including (without limitation) the risk factors that are included in our reports filed with the SEC, including those described under “Risk Factors” in our annual report on Form 10-K and quarterly reports on Form 10-Q.

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About YRC Worldwide

YRC Worldwide Inc., headquartered in Overland Park, Kan., is the holding company for a portfolio of less-than-truckload (LTL) companies including YRC Freight, YRC Reimer, Holland, Reddaway, and New Penn. Collectively, YRC Worldwide companies have one of the largest, most comprehensive LTL networks in North America with local, regional, national and international capabilities. Through their teams of experienced service professionals, YRC Worldwide companies offer industry-leading expertise in flexible supply chain solutions, ensuring customers can ship industrial, commercial and retail goods with confidence.

Please visit our website at www.yrcw.com for more information.

Investor Contact:	Brianne Simoneau
913-696-6108
investor@yrcw.com

Media Contact:	Mike Kelley
916-696-6121
mike.kelley@yrcw.com

SOURCE: YRC Worldwide

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